Exhibit 99.2

Tivity Health Announces Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

NASHVILLE, Tenn. (May 22, 2020) -- Tivity Health, Inc. (Nasdaq: TVTY), a leading provider of fitness, nutrition and social engagement solutions, announced today that, in connection with the appointment of Richard Ashworth as President and Chief Executive Officer, effective June 1, 2020, the Company entered into an employment agreement with Ashworth providing for the grant of certain equity upon commencement of employment, including (i) market stock units (“MSUs”) and (ii) two separate grants of restricted stock units (“RSUs”). The first award of RSUs is for 500,000 shares of the Company’s common stock and is intended to partially compensate Ashworth for the forfeited value of certain equity awards upon termination of employment from his prior employer and vests 50% on the first anniversary of the grant, 25% on the second anniversary, and 25% on the third anniversary. The second award of RSUs and the award of MSUs represent equity grants that are long-term incentive compensation intended to cover grants for fiscal years 2020, 2021, and 2022. The second award of RSUs is for 150,000 shares of the Company’s common stock and vests in three equal annual installments beginning on the first anniversary of the grant. The MSUs have a target payout of 150,000 shares of the Company’s common stock and a payout range from 50% of target for threshold performance to 300% of target for maximum performance. The MSUs vest at the end of three years based on the achievement of certain increases in the price of the Company’s common stock.

The MSUs were granted pursuant to the terms of the Company’s Second Amended and Restated 2014 Stock Incentive Plan (“Plan”). Both RSU awards were granted outside of the Plan as an inducement material to Ashworth’s entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About Tivity Health, Inc.

Tivity Health® (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Nutrisystem®, Prime® Fitness, Wisely Well™, South Beach Diet® and WholeHealth Living®. We are actively addressing the social determinants of health, defined as the conditions in which we work, live and play. From improving health outcomes to reversing the narrative on inactivity, food insecurity, social isolation and loneliness, we are making a difference and are transforming the way we do health. Learn more at TivityHealth.com.

Investor Relations Contact:Media Relations Contact:

Bob East, WestwickeJill Meyer, Tivity Health

(443) 213-0500Jill.Meyer@TivityHealth.com

Tivity@Westwicke.com